Exhibit 99.1

ENERGY TRANSFER EQUITY ANNOUNCES SERIES OF STEPS TO FURTHER POSITION IT FOR VALUE CREATION INTO 2014

2-for-1 stock split approved

$1 billion ETE common unit buyback program authorized and effective immediately

$400 mm equity commitment to Regency Energy Partners for acquisition of Eagle Rock Midstream assets

Major LNG milestone: Filed Draft Resource Report No. 13 for Lake Charles LNG Export Project

DALLAS, December 23, 2013 — Energy Transfer Equity, L.P. (NYSE:ETE) (“ETE” or the “Partnership”) today announced that the board of directors of its general partner has approved a series of measures to continue ETE’s growth into 2014, including a two-for-one split of the Partnership’s outstanding common units (“Unit Split”) and a $1 billion buyback program for its common units.

The Unit Split will be effected by a distribution of one common unit for each common unit outstanding and held by unitholders of record at the close of business on January 13, 2014. The Unit Split is expected to be completed on January 24, 2014. The buyback program will be put into place immediately and will be available to be accessed by the Partnership. The program is intended to be used opportunistically and will be utilized and sequenced from time to time depending on the trading price activity and performance for ETE’s common units. The common units will be repurchased in the open market at the Partnership’s discretion. The Partnership may commence, suspend or discontinue purchases of common units under this authorization at any time without prior notice and any common units repurchased will be canceled.

Assuming approximately 280 million ETE common units outstanding as of December 31, 2013, ETE expects to have approximately 560 million ETE common units outstanding following completion of the Unit Split. The Partnership’s quarterly distribution amount going forward will reflect this Unit Split.

In addition, the Partnership will continue to support the continued growth of the Energy Transfer family of partnerships and has committed to purchase, at approximately today’s market price, $400 million of Regency Energy Partners LP (NYSE: RGP) common units as part of the consideration for RGP’s approximately $1.3 billion acquisition of the midstream business of Eagle Rock Energy Partners. ETE will acquire approximately 16.5 million RGP units effective as of and conditioned on the closing of that transaction.

The Eagle Rock transaction is a compelling complement to Regency’s platform and the pro forma combination with PVR Partners. The cash flow accretion from this transaction symbolizes Regency’s commitment to unitholder growth while being opportunistic. Regency is now positioned firmly among the leaders in the broader MLP industry with a strong asset base and excellent prospects for future growth. ETE’s purchase of $400 million of Regency common units demonstrates its commitment and confidence in Regency’s successful future growth and value.

Finally, Trunkline LNG Export, LLC (“Trunkline”), a wholly owned subsidiary of ETE and Energy Transfer Partners L.P. (NYSE:ETP), has filed Draft Resource Report No. 13 (“Report”) with the Federal Energy Regulatory Commission (“FERC”) for the Lake Charles LNG export project (“LNG Project”).

The Report is a major milestone, and clears the way for Trunkline’s filing of the LNG Project’s formal applications for FERC authorization. The Report details engineering and design aspects of the LNG Project, including the selection of the APCI liquefaction technology. The formal FERC applications for authorization are expected to be filed by the end of Q1 2014. Energy Transfer and BG Group expect to issue a request for proposals relating to the LNG Project’s engineering, procurement and construction contract in mid-2014. Pending final investment decisions and receipt of all necessary approvals, construction is expected to start in 2015, with first LNG exports anticipated in 2019.

Overall 2013 has been a landmark year for ETE and the Energy Transfer family of partnerships, as evidenced by the great progress made by ETP and the resulting restart of distribution increases, the transformation for RGP, the continued industry-leading growth and performance at SXL, the outperformance by the Sunoco retail business and the continued progress made in developing the Lake Charles LNG export project. ETE enters 2014 with tremendous confidence knowing that the prospects for the broader Energy Transfer family of partnerships have never been stronger and that this series of steps helps build on ETE’s plan to drive continued strong performance for ETE into 2014.

Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP), approximately 49.6 million ETP common units, and approximately 50.2 million ETP Class H Units, which track 50% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). ETE also owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE: RGP) and approximately 26.3 million RGP common units. The Energy Transfer family of companies owns more than 56,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. RGP also owns a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE).

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 43,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP owns 100% of ETP Holdco Corporation, which owns Southern Union Company and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE).

Forward-Looking Statements

Statements made in this press release may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETE, and a variety of risks that could cause results to differ materially from those expected by management of ETE. ETE undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts

Investor Relations: Energy Transfer

Brent Ratliff

214-981-0700 (office)

Media Relations: Granado Communications Group

Vicki Granado

214-599-8785 (office)

214-498-9272 (cell)